For Release on Monday, February 9, 2009 at 7 a.m. ET

AMRI Announces Fourth Quarter 2008 Results

Albany, NY (February 9, 2009) -- AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ending December 31, 2008.

Financial highlights for the fourth quarter include:

•	Diluted EPS of $0.10 compared to a loss of ($0.03) in 2007
•	Large Scale revenue of $23.3 million, up 32% from the fourth quarter of 2007
•	Discovery Services and Development/Small Scale revenue of $26.3 million, up 15% from the fourth quarter of 2007
•	Large Scale Manufacturing gross margins of 21%, up from a negative (9%) gross margin in the fourth quarter of 2007
•	A $5.2 million increase in year-over-year operating income to $3.9 million from an operating loss of ($1.3) million
•	Recurring royalties of $6.8 million, an increase of 11% from $6.1 million in the fourth quarter of 2007

Fourth Quarter Results

Total revenue for the fourth quarter of 2008 was $56.4 million, an increase of $9.2 million or 19%, compared to the fourth quarter of 2007.

Total contract revenue for the fourth quarter of 2008 was $49.6 million, an increase of $9.0 million or 22% over the fourth quarter of 2007.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•	Contract revenue for Discovery Services in the fourth quarter of 2008 was $13.1 million or 13% higher than the fourth quarter of 2007 revenues of $11.5 million.
•	Contract revenue for Development/Small Scale Manufacturing in the fourth quarter was $13.2 million or 16% higher than the fourth quarter of 2007 revenues of $11.4 million.
•	Contract revenue for Large Scale Manufacturing in the fourth quarter of 2008 was $23.3 million compared to $17.7 million in the fourth quarter of 2007, an increase of 32%.

Recurring royalties from Allegra® in the fourth quarter of 2008 were $6.8 million, an increase of 11% from $6.1 million in the fourth quarter of 2007.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the fourth quarter of 2008 was $3.1 million or $0.10 per basic and diluted share, compared to net loss of ($0.8) million or ($0.03) per basic and diluted share in the fourth quarter of 2007.

Full Year 2008 Results

Total revenue for the full year ended December 31, 2008 was $229.3 million, an increase of $36.8 million or 19% compared to $192.5 million in 2007.

Total contract revenue for the full year was $195.5 million, an increase of $32.1 million or 20% from 2007.

•	Contract revenue for Discovery Services in the year ended December 31, 2008 was $57.8 million, an increase of 39% from $41.6 million in 2007.
•	Contract revenue for Development/Small Scale Manufacturing in the year ended December 31, 2008 was $56.2 million, an increase of 24% from $45.4 million in 2007.
•	Contract revenue for Large Scale Manufacturing was $81.5 million, an increase of 7% compared to $76.3 million in the year ended December 31, 2007.

Milestone revenue resulting from the company's 2005 licensing agreement with Bristol-Myers Squibb Company for the year ended December 31, 2008 was $5.5 million, compared to $1.5 million in 2007.  Milestone revenue for the year ended December 31, 2007 also included an additional $0.6 million from other collaborative research agreements.

Recurring royalties from Allegra® for the full year were $28.3 million, an increase of 5% compared to royalty revenue of $27.1 million in 2007.

Net income under U.S. GAAP for the year ended December 31, 2008 was $20.6 million or $0.65 per diluted share, compared to net income of $8.9 million or $0.27 per diluted share in 2007, a 130% increase.  Net income for the year ended December 31, 2008 on an adjusted basis was $19.8 million, or $0.62 per diluted share, compared to net income on an adjusted basis for the year ended December 31, 2007 of $9.1 million or $0.28 per diluted share, an increase of 117%. For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2008 and 2007 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “2008 was a year of significant achievement and success for the AMRI organization.  The company achieved marked improvement in all three components of its contract services business, in both contract revenue and gross margin.  AMRI’s research and development activities also culminated in several notable accomplishments, including two IND filings in 2008, one as part of our program licensed to Bristol-Myers Squibb and the other as a result of our own internal research program.  Our BMS collaboration resulted in generating $5.5 million in milestone revenue in 2008, demonstrating AMRI’s ability to generate revenue and strong financial returns from our R&D activities.”

Dr. D’Ambra continued, “The settlement of our Allegra® related litigation with Teva Pharmaceuticals and Barr Laboratories, as well as the extension of our long term manufacturing supply agreement with our largest customer, has removed two risk factors from our business.  The resolution of these items provides the opportunity for increased long term stability in AMRI’s cash flows and business performance from our already strong financial position.  Looking forward, while the current economic environment and capital markets will likely impact our 2009 growth, we remain optimistic about the long term opportunity in the outsourcing market.  Given the strength of our global footprint and research and development portfolio, in addition to a strong balance sheet, we feel we are well positioned to further enhance our market position.”

Liquidity and Capital Resources

At December 31, 2008, AMRI had cash, cash equivalents and marketable securities of $87.5 million, compared to $107.7 million at December 31, 2007.  The decrease in cash is due primarily to the $20 million share repurchase program which was completed in 2008.

Cash flow from operations was $8.4 million for the fourth quarter of 2008 compared to $8.2 million from the fourth quarter of 2007.  For the full year 2008, cash flow from operations was $25.4 million, compared to $31.7 million for the year 2007.  The year over year decrease in cash flow is primarily the result of an increase in working capital relative to the 20% increase in contract revenue.

Total debt at December 31, 2008 was $13.7 million.  Cash, cash equivalents, and marketable securities, net of debt, were $73.8 million at December 31, 2008.  Total common shares outstanding, net of treasury shares, were 31,453,740 at December 31, 2008.

2009 Financial Guidance Update
AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the first quarter and full year 2009.  “In the first quarter, we expect contract revenue to range from $40 million to $42 million.  As we experienced in 2008, we expect customer delivery patterns to impact our quarterly revenue, and therefore anticipate the majority of our 2009 growth to occur in the remaining quarters of 2009.  For the full year 2009, we expect contract revenue to range from $197 million to $207 million, an increase of up to 6% versus 2008, and demand for our Large Scale manufacturing business to be the largest contributor to full year revenue growth.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect first quarter royalties of approximately $9.0 to $10.0 million and full year 2009 royalties of approximately $31.0 to $34.0 million.  For the first quarter we expect EPS to range from ($0.01) to $0.02.  For the full year we expect EPS to range from $0.40 to $0.46.  Our guidance excludes any revenue from milestone payments from our collaboration with BMS as well as any upfront license fee revenue from potential new collaborations; these items contributed approximately $11 million in revenue and $0.22 EPS in 2008.”

Full Year Highlights

During 2008, AMRI made several noteworthy announcements, including the following.

Facility Updates:

•	The purchase of FineKem Laboratories Pvt. Limited, a manufacturing facility located in Aurangabad, India, significantly accelerating AMRI’s ability to make custom pilot scale intermediates in India.

•	The expansion of multipurpose pilot plant facilities in Aurangabad, India providing non-GMP manufacturing services up to a 1,000 liter scale.

•	The opening of an in vitro biology laboratory and the completion of a 10,000 square foot laboratory expansion in Singapore for medicinal chemistry discovery services, more than doubling site capacity.

•
The completion of a new state-of-the-art 1,500 sq. ft. non-GMP high potency development laboratory suite in Albany, NY, in response to an increased demand in customer orders for this highly specialized capability.

•	The restructuring of European operations based in Hungary, to position the operation for long term financial growth and future expansion in support of our global business model.

•	The successful outcome of an unannounced abbreviated FDA inspection of the company’s U.S. manufacturing facility in August 2008 with no issuance of a Form 483.

•	The successful outcome of an unannounced FDA pre-approval inspection at one of the company’s Albany, NY research facilities in December 2008 with no issuance of a Form 483.

Development Activities:

•
Bristol-Myers Squibb’s submission of a Clinical Trial Application (CTA) to Health Canada to initiate Phase I studies on an AMRI compound exclusively licensed to Bristol-Myers Squibb, triggering a $4 million milestone payment to AMRI.

•
Bristol-Myers Squibb’s nomination of a second AMRI-developed compound for preclinical development triggering a $1.5 million milestone payment to AMRI,  marking the third milestone in the ongoing research collaboration between the two companies to develop improved treatments for depression and diseases of the central nervous system (CNS).

•
The initiation of a Phase I study by AMRI of ALB109564(a), a novel tubulin inhibitor, which is designed to kill cancer cells by preventing cell mitosis.  The study, being conducted at four clinical trial sites for a period of nine to twelve months, will include up to 40 subjects.  The first human subject was dosed in September 2008.  AMRI reported data resulting from preclinical studies of ALB109564(a) at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, held October 21-24 in Geneva, Switzerland.  In preclinical testing, the compound has been shown to demonstrate improved and potentially superior efficacy over existing members of its class which are currently marketed and used extensively in anticancer chemotherapy.

Management Appointments:

•
The promotion of Dr. Philip Small to managing director of European operations.  Dr. Small, hired in late 2007, brings over 20 years of experience gained at leading combinatorial chemistry/drug discovery companies.

•
The hire of Gergely Makara, Ph.D. as director of chemistry of European operations, fulfilling another critical step in AMRI’s plan to strengthen and expand its leadership team and operations in Europe.

•
The hire of Nicholas Moore, Ph.D. as director of development and pharmacology in discovery research and development.  Dr. Moore’s responsibilities span AMRI’s internal research and development portfolio, including the progression of discovery phase programs and the guidance of emerging candidates toward candidate and clinical goals.

•	Leadership changes in pharmaceutical development and manufacturing including the promotion of Steven Hagen, Ph.D. to vice president of pharmaceutical development and manufacturing.

Financial:

•
The completion of the $20 million share repurchase program approved by AMRI’s board of directors on February 7, 2008 which resulted in the company repurchasing approximately 1.7 million shares of common stock.

•
The announcement of a settlement regarding U.S. patent infringement litigation involving Allegra® and Allegra®D-12 with parties Aventis Pharmaceuticals, Inc., sanofi-aventis U.S. LLC, Teva Pharmaceuticals, USA, Inc. and Barr Laboratories, Inc.  As part of the settlement, AMRI has entered into an amendment to its licensing agreement with sanofi-aventis U.S. LLC to allow sanofi-aventis U.S. LLC to sublicense patents related to Allegra® and Allegra®D-12 to Teva Pharmaceuticals, USA, Inc. and Barr Laboratories, Inc. in the United States.  AMRI will receive an upfront sublicense fee from sanofi-aventis U.S. LLC of $10 million.

Fourth Quarter Conference Call

The company will hold a conference call at 10 a.m. ET on February 9, 2009 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 877-857-6176 (for domestic calls) or 719-325-4784 (for international calls) at 9:45 a.m. ET and provide conference code 9069540.  In addition, the call is being webcast on the Internet and can be accessed on the company’s website at www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon ET on February 9, 2009. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 9069540. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the first quarter and full year 2009, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2009 Financial Guidance Update” regarding the strength of the company's business and prospects. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development,  the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, the introduction of new services by competitors or the entry of new competitors into the markets for the company's services, failure to achieve anticipated revenues and earnings, costs related to acquisitions and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, risks related to the company's implementation of its enterprise resource planning (ERP) system, and the company's ability to effectively manage its growth, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 17, 2008, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude certain income tax related adjustments and restructuring charges which management believes are outside our core operational results. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1:  Reconciliation of fourth quarter and year to date 2008 and 2007 reported income from operations, net income, and earnings per diluted share to adjusted income from operations, adjusted net income, and adjusted earnings per share:

Table 1

	Fourth Quarter 2008	Fourth Quarter 2007	YTD December 31, 2008	YTD December 31, 2007

Income (loss) from operations, as reported	$3,910	$(1,250)	$25,961	$11,351
LS restructuring	-	(12)	-	273
AMR Hungary restructuring	-	-	1,833	-
Amortization of contract intangible	-	-	220	-
Income (loss) from operations, as adjusted	$3,910	$(1,262)	$28,014	$11,624

Net income (loss), as reported	$3,141	$(844)	$20,560	$8,936
LS restructuring	-	(12)	-	177
AMR Hungary restructuring	-	-	1,833	-
Amortization of contract intangible	-	-	220	-
Income taxes (1)	-	-	(2,835)	-
Net income (loss), as adjusted	$3,141	$(856)	$19,778	$9,113

Earnings (loss) per diluted share, as reported	$0.10	$(0.03)	$0.65	$0.27
LS restructuring	-	-	-	0.01
AMR Hungary restructuring	-	-	0.06	-
Amortization of contract intangible	-	-		-
Income taxes (1)	-	-	(0.09)	-
Earnings (loss) per diluted share, as adjusted	$0.10	$(0.03)	$0.62	$0.28

(1) Includes a research and development tax credit in the third quarter of 2008 and the reversal of tax uncertainty reserves in the first quarter of 2008.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except for per share data)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Contract revenue	$49,614	$40,637	$195,455	$163,375
Milestones and recurring royalties	6,776	6,586	33,805	29,136
Total revenue	56,390	47,223	229,260	192,511

Cost of contract revenue	37,557	35,938	146,075	132,032
Technology incentive award	677	658	2,901	2,784
Research and development	3,675	3,596	13,129	12,821
Selling, general and administrative	10,571	8,293	39,361	33,250
Restructuring	-	(12)	1,833	273
Total costs and expenses	52,480	48,473	203,299	181,160

Income (loss) from operations	3,910	(1,250)	25,961	11,351

Interest income, net	180	840	1,170	3,192
Other (loss) income, net	74	(53)	759	(158)

Income (loss) before income tax expense	4,164	(463)	27,890	14,385

Income tax expense (benefit)	1,023	381	7,330	5,449

Net income (loss)	$3,141	$(844)	$20,560	$8,936

Basic earnings (loss) per share	$0.10	$(0.03)	$0.66	$0.28

Diluted earnings (loss) per share	$0.10	$(0.03)	$0.65	$0.27

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	December 31,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$87,470	$107,699
Accounts receivable, net	38,529	28,006
Royalty income receivable	6,670	6,086
Inventory	28,670	22,581
Total current assets	174,515	175,260
Property and equipment, net	166,346	158,028
Total assets	389,528	386,654

Total current liabilities	33,822	36,369
Long-term debt, excluding current installments	13,482	4,080
Total liabilities	62,848	52,086
Total stockholders’ equity	326,680	334,568
Total liabilities and stockholders’ equity	389,528	386,654

Contacts:
Media – Andrea Schulz, AMRI Corporate Communications, 518-512-2226
Investors – Peter Jerome, AMRI Director of Investor Relations, 518-512-2220